EXHIBIT 12


                              WACHOVIA CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

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(A) Excluding interest on deposits                   1998          1997            1996            1995            1994
                                                 ------------   -------------   ------------   -------------   ------------
Earnings:
  Income before income taxes                      $1,303,781        $869,119     $1,100,308      $1,023,290       $885,402
  Less capitalized interest                             (593)           (167)             -          (1,530)          (362)
  Fixed charges                                      976,201         884,806        900,277         885,040        603,157
                                                 ------------   -------------   ------------   -------------   ------------
    Earnings as adjusted                          $2,279,389      $1,753,758     $2,000,585      $1,906,800     $1,488,197
                                                 ============   =============   ============   =============   ============

Fixed charges:
  Interest on purchased and other
   short term borrowed funds                        $563,846        $478,162       $482,236        $527,765       $318,301
  Interest on long-term debt                         390,662         387,107        399,796         340,211        267,841
  Portion of rents representative of the
   interest factor (1/3) of rental expense            21,693          19,537         18,245          17,064         17,015
                                                 ------------   -------------   ------------   -------------   ------------
    Fixed charges                                   $976,201        $884,806       $900,277        $885,040       $603,157
                                                 ============   =============   ============   =============   ============


Ratio of earnings to fixed charges                      2.33 X          1.98 X         2.22 X          2.15 X         2.47 X

(B) Including interest on deposits:
  Adjusted earnings from (A) above                $2,279,389      $1,753,758     $2,000,585      $1,906,800     $1,488,197
  Add interest on deposits                         1,359,705       1,303,549      1,203,739       1,143,179        782,864
                                                 ------------   -------------   ------------   -------------   ------------
Earnings as adjusted                              $3,639,094      $3,057,307     $3,204,324      $3,049,979     $2,271,061
                                                 ============   =============   ============   =============   ============

Fixed charges:
  Fixed charges from (A) above                      $976,201        $884,806       $900,277        $885,040       $603,157
  Interest on deposits                             1,359,705       1,303,549      1,203,739       1,143,179        782,864
                                                 ------------   -------------   ------------   -------------   ------------
Adjusted fixed charges                            $2,335,906      $2,188,355     $2,104,016      $2,028,219     $1,386,021
                                                 ============   =============   ============   =============   ============

Adjusted earnings to adjusted fixed                     1.56 X          1.40 X         1.52 X          1.50 X         1.64 X
 charges


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